CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 4 to the Registration Statement on Form N-4 (No. 333-238865) (the “Registration Statement”) of our report dated April 28, 2021 relating to the financial statements of Delaware Life Variable Account F, which appears in this Registration Statement. We also consent to the incorporation by reference in the Registration Statement of our report dated April 28, 2021 relating to the statutory financial statements of Delaware Life Insurance Company. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Hartford, CT

December 29, 2021